Exhibit 10.11

OEM SUPPLY AGREEMENT

This OEM SUPPLY AGREEMENT (this “Agreement”) is made May 16, 2003 between GREEN LIGHT ACQUISITION COMPANY (“Customer”), and MYERS POWER PRODUCTS, INC. (“Supplier”).  Customer and Supplier are each referred to herein as a “Party”.

R E C I T A L S

A.            Customer has entered into an Asset Purchase Agreement bearing the date hereof (the “Asset Purchase Agreement”), between Customer, as Purchaser, and U.S. Traffic Corporation (“UST”) and Myers/Nuart Electrical Products, Inc.  Supplier is a wholly owned subsidiary of UST;

B.            Pursuant to the Asset Purchase Agreement, Customer has purchased substantially all of the assets of the Business, as such term is defined in the Asset Purchase Agreement (the “Business”);

C.            Customer wishes to retain Supplier to manufacture certain Products, as defined herein, which are sold in the conduct of the Business;

D.            The Parties have agreed that Supplier will manufacture Products for Customer on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual promises made herein, the Parties agree as follows:

1.             Definitions.  For purposes of this Agreement, the following terms have the specified meaning.

a.             “Cabinets” shall mean metal battery cabinets, service pedestal cabinets and UPS cabinets, into which Modules are installed or with which they are used.

b.             “Cabinet Prices” shall mean the respective unit prices for Cabinets which are charged by Supplier to Customer from time to time.

c.             “Cost” means, with respect to Products, (i) if imported by Supplier, the purchase price payable to the overseas supplier, not to exceed $420 for the model PBM-1250 and $445 for the model PBM-2000, respectively, or (ii) if manufactured by Supplier, its fully allocated cost, not to exceed the prices payable to overseas suppliers, in each case plus freight and duties, if any.  Each of the “not to exceed” amounts set forth in this paragraph a shall be increased (but not decreased) annually, on May 1 of each year, commencing May 1, 2004, by a percentage equal to the percentage of increase of the Consumer Price Index for All Urban Consumers (1982-84 = 100) (“Index”) for the United States as of the preceding month over the level of the Index on March 1, 2003; provided however, that if during either (x) the period commencing on the date hereof and ending on April 30, 2004, (y) an annual period during the term hereof which commences on May 1, 2004 or an anniversary of that date, the actual price charged by the overseas supplier for Modules is less than the “not to exceed” price in effect for that period, there shall be no adjustment pursuant to this sentence in respect of the next succeeding annual period.

d.             “Modules” means the models PBM-1250 and PBM-2000 of the PowerBack™ module.

e.             “Products” means (x) Modules and (y) Cabinets.  The term “Products” does not include the power transfer switch, or the batteries or other components that are housed in a Cabinet together with the Modules.

f.              “Protected Market” means any market for an uninterruptible power supply within the highway transportation, traffic and intelligent traffic systems industry, including all markets currently served by Customer and the subsidiaries of Customer’s parent company as of the date hereof, including railroad intersections and airport ground traffic control.

g.             “Term” means the period of time commencing on the date hereof and ending on May 31, 2008.

2.             Purchase and Sale.

a.             During the Term, on the terms contained herein, Supplier agrees to sell to Customer, and, subject to Section 5 hereof, Customer agrees to purchase from Supplier, all of Supplier’s requirements for Modules and Cabinets.  Notwithstanding the foregoing, Customer will not be obligated to purchase, and Supplier will not be obligated to sell, more than 31,250 Modules during the Term.

b.             The purchase price of each Module shall be the Cost thereof, plus $80.  No more frequently than once a quarter and at its expense, Customer may inspect Supplier’s books and records to confirm Supplier’s Cost.

c.             The purchase prices of Cabinets shall be the prices charged by Supplier from time to time, which prices which shall be competitive with those charged by other vendors selling similar products, based upon the quantities ordered for the particular Cabinets, the times of delivery, the specifications and other factors which influence the cost of Cabinets.

3.             Warranties .  Supplier warrants to Customer that all Products sold to Customer will: (i) be free of defects in materials and workmanship; (ii) meet all design and UL criteria set forth on the drawings; (iii) conform to the specifications therefor; and (iv) conform with all applicable marking and labeling requirements.  SUPPLIER MAKES NO OTHER WARRANTIES WITH RESPECT TO PRODUCTS, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  Customer shall promptly notify Supplier of any suspected breach of Supplier’s warranties within a reasonable period of time following Customer’s discovery thereof.  Products may not be returned by Customer without written return material authorization from Supplier.  For a period of one year following Supplier’s shipment thereof to Customer, Supplier shall, at its option, repair or replace all Products which fail to conform to the warranties set forth in this Section 3.

4.             Other Requirements.

a.             Customer shall purchase Products from Supplier by placing specific purchase orders therefor with Supplier.  Each purchase order shall specify the types and quantities of Products to be purchased pursuant thereto, and shall set forth the expected delivery dates thereof, which shall be not earlier than 15 days after the date on which such purchase order has been placed.

b.             Supplier will mark all Products sold to Customer with unique serial numbers to facilitate identification of such Products.

c.             Supplier will maintain at least two months projected inventory of Modules at its premises so as to assure delivery to Customer within fifteen days.  Upon the expiration of the Term, Customer will purchase all such Modules from Supplier (but not in excess of two months’ projected supply), on the terms set forth herein.

d.             Supplier will notify Customer within ten days of each change in the Products.

e.             At least annually, Supplier will benchmark its Cost to insure that Customer is receiving the benefit of improved productivity, efficiency and technological changes.

f.              Customer shall provide Supplier with quarterly forecasts of its projected purchases of Modules for such quarter, commencing with the short quarter beginning on the date hereof and ending on July 31, 2003 (each, a “Forecast”).  Each Forecast shall be delivered to Supplier not earlier than ten days prior to the commencement of the quarter to which it relates, except that Customer shall furnish the Forecast for the quarter beginning on the date hereof and ending on July 31, 2003 within 15 days after the date hereof.  During any period covered by a Forecast, Supplier may, but shall not be obligated to, furnish Modules in quantities in excess of the forecasted amounts.

g.             Title and risk of loss to all Products shall pass to the Customer upon delivery to the carrier by Supplier.  Supplier shall honor any shipping arrangements established by the Customer, but in the absence of any such arrangements, Supplier shall be free to establish whatever shipping arrangements it deems appropriate.

h.             All prices for Products are exclusive of sales or use taxes, and freight, all of which shall be payable by the Customer.  All prices are f.o.b. Supplier’s place of business.

i.              Terms of payment for Products shall be net 30 days from the related invoice dates.

j.              Any delivery dates which Supplier may quote are estimates only, and shall not be deemed to constitute a guaranty of delivery on a particular day.

k.             Notwithstanding the fact that the Customer may submit purchase orders for Products, or that the Supplier may furnish order acknowledgements or other documents, containing terms and conditions of sale which vary from this Agreement, the terms of this Agreement shall control.

5.             Alternative Sources.

a.             In the event Supplier cannot supply Customer with Products in accordance with the provisions of this Agreement, Customer may purchase Products from other sources until such time as Supplier can resume supply of Products in accordance with the terms hereof.  Prior to any such purchase, Customer shall give the Supplier not less than 10 days’ prior written notice of its intention to make such a purchase; and if Supplier is able to fill Customer’s requirement for Products within such period, Customer shall purchase such Products from Supplier rather than an alternate source of supply.

b.             If at any time Customer believes that Supplier’s prices for Cabinets are not competitive, Customer may solicit quotations from one or more potential suppliers who would be prepared to fill orders for Cabinets which Customer is then prepared to place, setting forth specifications, price, quantity to be purchased, time and manner of delivery and all other relevant factors affecting the price of such Cabinets.  Customer shall furnish copies of such quotations to Supplier.  Supplier shall advise Customer within ten days after receipt of such copies as to whether Supplier is prepared to meet the quotation which is most favorable to Customer.  If Supplier is willing to meet such quotation, Customer shall purchase the quantity of the Cabinets which are subject to such quotation from Supplier, on the economic terms set forth in such quotation.  If Supplier is unwilling to meet such quotation, Customer shall  have the right to purchase the quantity of Cabinets covered by such quotations from the vendors who provided such quotations.  Supplier’s failure to advise Customer within said ten day period as to whether it is willing to meet a quotation from another supplier shall be deemed to constitute an unwillingness to meet such quotation.

6.             Engineering, ISO.  During the Term, Supplier will provide at its expense all required sustaining engineering and product maintenance work for Modules at its facilities in Bethlehem, Pennsylvania, and Customer will pay for any non-recurring engineering work which it may request at rates established by Supplier in good faith.  All Modules shall be manufactured at a facility that is ISO-certified, and Supplier shall provide Customer with written evidence of such ISO certification, at Customer’s request.

7.             Competition.  During the Term, Supplier agrees that it will refrain from selling, distributing or leasing Modules (by whatever name or mark) within the Protected Market.  During the Term, Customer will refrain from manufacturing Cabinets.

8.             Force Majeure.  Supplier shall not be liable for failure or delay in performance under this Agreement due in whole or in part to causes such as an act of God, strike, lockout or other labor dispute, civil commotion, sabotage, fire, flood, explosion, acts of any government, shortages of material from other suppliers, inability to obtain or delay in obtaining necessary equipment or governmental approvals, permits, licenses or allocations, and any other causes which are not within the reasonable control of Supplier, whether or not of the kind specifically enumerated above (such causes being collectively referred to as events of “Force Majeure”).  Upon the occurrence of an event of Force Majeure which hinders, delays or prevents the delivery of Products in accordance with the terms of this Agreement, (x) Supplier shall allocate its available supply, in a fair and equitable manner, among its customers, including, at Supplier’s option, regular customers not then under contract, and (y) to the extent Supplier is unable to fulfill Customer’s requirements for Products pursuant to this Agreement, Customer shall be relieved of its obligation to purchase such Products from Supplier hereunder.

9.             Remedies.  SUPPLIER’S EXCLUSIVE LIABILITY FOR THE BREACH OF ANY OF ITS WARRANTIES WITH RESPECT TO DEFECTIVE OR NONCONFORMING PRODUCTS SHALL BE AS SET FORTH IN SECTION 3.  SUPPLIER’S LIABILITY FOR ANY LOSS OR DAMAGE ARISING OUT OF OR RESULTING FROM OR IN ANY WAY CONNECTED WITH THIS AGREEMENT SHALL NOT EXCEED THE PURCHASE PRICE OF THE PARTICULAR PRODUCT UPON WHICH SUCH LIABILITY IS BASED OR THE COST OF REPLACEMENT THEREOF, WHICHEVER IS HIGHER, REGARDLESS OF WHETHER SUCH LIABILITY ARISES IN CONTRACT (INCLUDING, BUT NOT LIMITED TO, FAILURE OR DELAY IN PERFORMANCE OR DELIVERY DUE TO ANY CAUSE WHATSOEVER), TORT (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE.  IN NO EVENT SHALL SUPPLIER BE LIABLE FOR LOSS OF PROFITS OR REVENUE OR FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES.  REGARDLESS OF ANY PRIOR DEALINGS, ANY CLAIM BY CUSTOMER SHALL BE DEEMED WAIVED UNLESS PRESENTED IN WRITING TO SUPPLIER WITHIN 60 DAYS FROM THE DATE OF DELIVERY TO CUSTOMER (OR, IN THE CASE OF NONDELIVERY, 60 DAYS FROM THE DATE FIXED FOR DELIVERY).  WITH RESPECT TO CONFORMITY OF THE PRODUCT TO APPLICABLE SPECIFICATIONS, THE 60 DAY CLAIM LIMITATION SHALL BE EXTENDED TO ONE YEAR FROM THE DATE OF DELIVERY.

10.          Assignment of Rights.  This Agreement shall not confer any rights or remedies upon any person other than the Parties, their respective successors and permitted assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that (x) Customer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Customer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

11.          Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

12.          Notices.  All notices, requests demands, claims, and other communications hereunder will be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if sent by telecopier (with written confirmation of receipt) (and a copy is mailed, by registered or certified mail, return receipt requested, postage prepaid), or if sent by a nationally recognized overnight delivery service (with written confirmation of receipt in each case) addressed to the intended recipient, as set forth below:

If to Supplier:	Myers Power Products, Inc.
2000 Highland Avenue
Bethlehem, Pennsylvania 18020
Attention: Walter Rogers
Facsimile: (610) 868-8686

Copy to:	Altheimer & Gray
Suite 4000
10 S. Wacker Drive
Chicago, Illinois 60606
Attention: David W. Schoenberg
Facsimile: (312) 715-4987

If to Customer:	Green Light Acquisition Company
One East Wacker Drive
Chicago, Illinois 60601
Attention: Leslie J. Jezuit
Facsimile: (312) 467-0197

Copy to:	Holland & Knight LLC
30th Floor
131 S. Dearborn Street
Chicago, Illinois 60603
Attention: Anne Hamblin Schiave
Facsimile: (312) 578-6666

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

13.          Choice of Law.  This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

14.          Amendment.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Customer and Supplier.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

15.          Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any circumstance in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other circumstance or in any other jurisdiction.

16.          Venue.  This Agreement has been executed and delivered in and shall be deemed to have been made in Chicago, Illinois.  Supplier and Customer each agrees to the exclusive jurisdiction of any state or Federal court within the City of Chicago, with respect to any claim or cause of action arising under or relating to this Agreement, and waives personal service of any and all process upon it, and consents that all services of process be made by registered or certified mail, return receipt requested, directed to it at its address as set forth in Section 12, and service so made shall be deemed to be completed when received.  Supplier and Customer each waives any objection based on forum non conveniens and waives any objection to venue of any action instituted hereunder.  Nothing in this paragraph shall affect the right of Supplier or Customer to serve legal process in any other manner permitted by law.

[signature page to follow]

IN WITNESS WHEREOF, this Agreement has been executed as of the date above written.

GREEN LIGHT ACQUISITION COMPANY		MYERS POWER PRODUCTS, INC.

By:	/s/ Leslie J. Jezuit	By:	/s/ Diana Grootonk
Its:	President	Its:	Director